Exhibit 99.1

OZSC: Ozop Energy Systems Announces New Consulting Engineer

WARWICK, N.Y., February 16, 2021 (GLOBE NEWSWIRE) — Ozop Energy Solutions. (OZSC), (“Ozop” or the “Company”), is pleased to announce the hiring of Mr. Ian Graham as our new Consulting Engineer for its subsidiary Ozop Energy Systems, Inc.

Ian Graham brings a long record of experience in microgrids, large scale wind, large scale solar, and battery storage. The first 3 years of his career was developing and building microgrids using wind, natural gas, diesel and battery storage. Then transitioned for 4 years on providing solutions for the wind industry as an Owners Engineer on utility projects in the US. The next period was focused on product and project development for battery storage. Reviewing, modeling and designing >1000 projects for a variety of diligence questions including equipment selection, fatal flaw analysis, resource modeling, and the engineering and design package.

Some of his projects include, but not limited to:

●	Owners Engineer for Tesla 100MW project in California on the distribution system for Resource Adequacy.
●	Design and owners engineer for CAISO blackstart 10MW battery
●	Python development and design of optimization modeling of solar, wind and standalone battery projects for sizing and energy optimization. Used for over 900MW of BESS in development across the Northwest, Southwest and California.
●	Custom models for standalone PV and Battery optimization, PV+BESS hybrid optimization with tiered PPA’s, firm delivery and block schedule off takers.
●	Gas Peaker replacement design, economics and interconnection for 400MW BESS in Texas. Design and Owners engineering in Texas.
●	Portfolio of over 10 distribution BESS projects in Texas. Development, design, and Owners engineering services.
●	Development of merchant 200MW/400MWh standalone BESS project in Texas.
●	Due diligence, design, and economics review for 20 standalone distributed BESS VDER projects in New York.

Key Projects

●	Strata Solar: 100MW/400MWh battery project, 1MW/4MWh battery project, Design 20x 5-20MW projects for RFP solicitation and design, Evaluated 10+ PV sites for hybrid application
●	Element Energy Works: Feasibility + Design of 10MW Battery+CHP+Solar microgrid LA Basin. Owners Engineer blackstart BESS resource in CAISO 200MW. Development Engineering 3x 5MW BESS AC and DC coupled. Owners Engineer PV+BESS 20MWh. Development Engineering 80MW Wind+BESS Capacity value modeling, design and diligence.
●	ViZn Energy Systems Zinc/Iron flow battery: Project Size, 4MWh $1M. Duties include Project Engineering, Project Management, General Contractor Management, and oversight of Commissioning.
●	Doerfler Farms Wind Turbine; Project Size $1M. Duties include Project Engineering, Project Management, General Contractor, and Commissioning
●	Wind Turbine; 10 x Project Size 1-5MW. Duties include Development, Design Procurement, Construction, and Commissioning.
●	Nome Alaska Wind Diesel Microgrid System, Size $7M. Duties were supplying a full turnkey project for the owners. 5MW Diesel modification, 2MW Wind injection, controls, SCADA and other resources for regulation.

“With the addition of Ian Graham to the Ozop Energy team, we take another big step towards developing Ozop Energy Systems into a global leader of supply chain solutions within the renewable energy market. Mr. Graham brings added value to our customers with the ability to oversee their individual product development.” stated Brian P Conway, Chief Executive Officer of OZSC. “With the coming growth surge in renewable energy, we expect to capture a substantial share of these emerging and maturing sectors.”

For more information on PCTI please follow on the link, www.pcti.com.

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About Ozop Energy Solutions, Inc.

Ozop Energy Solutions (http://ozopenergy.com/) invents, designs, develops, manufactures, and distributes ultra-high-power chargers, inverters, and power supplies for a wide variety of applications in the defense, heavy industrial, aircraft ground support, maritime and other sectors. Our strategy focuses on capturing a significant share of the rapidly growing renewable energy market as a provider of assets and infrastructure needed to store energy.

About Ozop Energy Systems, Inc.

Ozop Energy Systems is a leading Manufacturer and distributor of Renewable Energy products in the Energy Storage, Solar, Microgrids, and EV charging Station space. We are always among the first to receive the newest technology, products, and application techniques. We offer a broad portfolio of Renewable Energy products at competitive prices with a commitment to customer satisfaction from selection, to ordering, shipping, and delivery.

Safe Harbor Statement

“This press release contains or may contain, among other things, certain forward-looking statements. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the company’s control). The company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.”

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